PROPOSED LEASE TERMS

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding ("MOU") is between T-UPR, LLC ("Landlord") and Las Vegas Railway Express, Inc. a Delaware company ("Tenant")- For the purposes of this MOU, Landlord and Tenant shall sometimes collectively be referred to as the "Parties". This MOU sets forth the principal terms and conditions upon which the Parties would be willing to entertain entering into a lease (the "Lease"), as more particularly hereinafter described. Except with respect to the provisions of confidentiality contained herein, the execution of this MOU shall not be deemed a binding offer in any manner on either Party nor shall the execution of this MOU impose upon any of the Parties any legal obligations whatsoever in connection with the proposed Lease, unless and until the Parties enter into the final Lease containing, among other things, the terms of this MOU. Notwithstanding the foregoing, this MOU shall expire, without the need for any action by either party, on December 31,2010.

BUILDING/COMPLEX:	The Plaza Hotel and Casino (the "Hotel")

BUILDING ADDRESS:	1 Main Street, Las Vegas, Nevada 89101

LANDLORD:	T-UPR LLC

The Plaza Hotel & Casino is owned by T-UPR LLC, a subsidiary of Tamares Real Estate Holdings, Inc.

TENANT:	Las Vegas Railway Express, Inc. a Delaware company (OTC:BB - XTRN)

SECURITY DEPOSIT:
Security deposit to be determined based Landlord's review of Tenant's financial position. In no event shall security deposit be less than the cost to remove tenant's improvement to the land ("Restoration Deposit").

PERMITTED USE:
First Class Operation of intercity passenger rail terminal for LVRE service between Los Angeles and Las Vegas, souvenir shop, train ticket sales, travel and entertainment booking services, and service operations related to the operation to "X" Train but excluding, among other uses, and repairs or maintenance of trains and train parts and systems (the "Service").

PROPOSED LEASE TERMS

PREMISES;

Terminal Area	An area inside the Hotel of approximately 3,100 SF to be used for train terminal operations subject to measurement by Landlord's architect, see Exhibit "A".

Food Preparation Area
A food preparation kitchen area of approximately 1,900 SF. The exact location and size of the food preparation area shall be determined and agreed upon between the parties prior to completion of ongoing hotel renovations.

Platform and Sidings Area
A rail siding and platform area [and railroad track will be constructed by Tenant, at Tenant's expense, along the Union Pacific main line, on Landlord's property, encroaching not more than twenty-five (25) feet into the existing parking area along the edge of the Tamares property that fronts the railroad tracks, Exhibit "B". All plans and specifications for construction of the siding and platform area shall be subject to Landlord and Union Pacific approval and all applicable laws and regulations.

LEASE COMMENCEMENT DATE:	Upon full execution of the Lease.

RENT COMMENCEMENT DATE:	Tenant shall commence paying Rent upon opening for business, but in no event later than December 31,2011

ADDITIONAL RENTAL RATE:
Tenant shall lease the Premises on a NNN basis, wherein Tenant shall pay Base Rent as hereinafter set forth and shall, as Additional Rent, furnish and pay for (i) its own janitorial service, (ii) HVAC, (iii) security and trash removal service, (iv)its usage of electric power, water and sewer usage based on separate meters or sub-meters to be installed by Tenant at Tenant's sole cost, and (v) its prorata share of Landlord's real estate taxes, insurance, building maintenance and reserves and property management.

PROPOSED LEASE TERMS

BASE RENTAL RATE:
The Base Rent to be paid by Tenant shall be determined and agreed upon following receipt and agreement of the Parties of and concerning the exact scope and cost of the Tenant and Landlord work to performed in accordance herewith, but shall not, in any case, be less than the following:

		Annual Rent	Annual Rent
		Rate/RSF	Rate/SF
	# of	Terminal & Food	Platform and
Month	Months	Prep Area	Sidings Area
1-6	6	S0.00/SF	TBD*
7-24	18	S12.00/SF	TBD*
25-60	36	S15.00/SF	TBD*
61-120	60	S18.00/SF	TBD* *-
			Tobe determined based on review by Landlord's architect of impact to Master Plan.

LANDLORD'S WORK:
Landlord agrees to extend all commercially necessary electrical and plumbing, to either a centralized location or to stubs within Premises. In addition, the Landlord will make Premises compliant with all applicable environmental laws, including the removal of all asbestos.

PROPOSED LEASE TERMS

TENANT'S WORK:
Tenant shall make substantial improvements to the Leased Premises at its expense (the "Tenant's Work"). The interior and exterior improvements will be subject to design approval by Landlord, not to be unreasonably withheld. Tenant's initial estimate of interior and exterior improvements is approximately $2MM The construction period for the improvements is estimated at eight months including design, construction drawings, permits, and construction. Landlord shall provide the Premises in "as-is" condition, excluding extension of utilities to the space and mitigation of existing environmental hazards or removal of hazardous building materials which shall be the responsibility and expense of Landlord as above set forth.

Tenant, at Tenant's expense will be responsible for all Tenant's Work, with Tenant's general contractor and subcontractors subject to Landlord's approval not to be unreasonably withheld, related to the Leased Premises, including, but not limited to:

• Tenant store front and signage (both interior and exterior
• Partitions, ceilings, finish flooring, signage
• Fire-rated rear service doors and associated security systems
• Plumbing distributions/fixtures, if needed
• Sprinkler drops and heads
• Transformers to appropriate volt power
• Telephone and cable wires from central distribution and control systems, including air handler, duct work, thermostats, registers, etc.
• Water source heat pumps and related distribution and control systems, including air handler, duct work, thermostats, etc.
• Emergency power, if needed
• Construction trash removal
• Cost of structural and other Tenant plan reviews, if required.
• Installation of railroad sidings [including tracks?], and more

• AH Tenant's Work must be done, in accordance with Landlord's design criteria and specifications and coordinated through Landlord's Tenant construction director. Tenant's construction must be performed in compliance with all local governing codes and requirements

PROPOSED LEASE TERMS

OPTION TO RENEW:
Provided (i) no Event of Default exists or would but for the passage of time exist, (ii) Tenant has been continuously operating the "X" Train in accordance with the Lease, (iii) Tenant has provided Landlord not less than nine months prior written notice of its election to renew, and (iv) Tenant is occupying the entire Leased Premises at the time of such election, Landlord will provide Tenant with one (I) option to renew the term for ten (10) years at the Base Rent in place at the time of renewal, plus annual CPI escalations, not less however than three (3%) per cent per annum.

TENANT TERMINATION RIGHT:
Provided and on condition that (i) Tenant has not constructed a second siding and platform west of the current Union Pacific tracks for the Service, and/or (ii) less than 1,000,000 passengers utilized the Service in the prior 12 month period, Tenant shall have the one time right to terminate the Lease after the 36th month following the Rent Commencement Date (the "Tenant Termination"). Tenant shall provide twelve months prior written notice to Landlord of its election to exercise the Tenant Termination right and shall forfeit the Restoration Deposit to allow Landlord to remove tenant improvements to the land.

LANDLORD TERMINATION RIGHT:
Landlord shall have a right to terminate the Lease upon three (3) years prior written notice to the Tenant and payment of Tenant's unamortized initial construction costs of the Tenant Work as of the actual lease termination date.

BUILDING AND LOBBY SIGNAGE:	Landlord shall reasonably provide Tenant signage, at Tenant's sole cost, on the building's exterior and within its lobby to assist in direction of passengers.

PARKING:
Up to 35 Tenant employees shall be provided on site parking at no expense in areas to be designated by Landlord south of the Hotel either in the south lot or parking garage as shall be determined by Landlord. Up to 20 additional parking spaces shall be made available to Tenant employees by Landlord, if available, at standard rates then in effect less 20%.

PROPOSED LEASE TERMS

LIMOUSINE SERVICE, SHUTTLE BUS STAGING AREA:
Landlord shall provide an area mutually agreeable to the parties for off-site staging and loading of taxi cabs, transfer cars, limousines and shuttle buses within reasonably close proximity to the Hotel (for approximately 120 cabs, 115 limousines and private cars, 10 shuttle buses and S full size buses) which shall be determined following completion of the master planning study. The Rent for such staging area shall be a pass-thru of Landlords costs plus an X% return on such land's value.

ASSIGNMENT AND SUBLETTING:
Tenant may, without the consent of Landlord, sublease the premises or assign the lease to an Affiliate of Tenant. Tenant will promptly notify Landlord of such assignment or sublease which notice will include a description of the Affiliate structure, its most recent financial statements, a copy of the assignment or sublease and such other reasonable information as requested by Landlord. Tenant may not sublease the premises or assign the lease to any other party without the consent of Landlord, which consent shall not be unreasonably withheld or delayed (subject to certain restrictions to be set forth in the Lease). In the event of an assignment or subletting, Tenant shall remain liable for the payment of all Base Rent and Additional Rent and the performance of all of Tenant's obligations under the Lease. Notwithstanding the foregoing, certain Lease terms may not be assigned or sublet to a subtenant or assignee and shall be personal only to the Tenant, including but not limited to renewal option, parking and signage.

BUILDING SECURITY AND ACCESS:
Tenant's authorized employees shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, or at a minimum during all hours of the operation the Building/Complex hotel and casino operations.

PROPOSED LEASE TERMS

OPERATIONS AND PROMOTION AGREEMENTS:	Tenant and Landlord may enter additional agreements between the parties to facilitate cross promotion of services to train and hotel casino/customers that could include the following:

Bundling of "Union Plaza" accommodations for "X" Train customers. The overnight accommodations of "X" Train on-board personnel is estimated to be 9,100 room nights annually.

Promotional and Marketing partnerships with "X" Train websites and/or corporate sales in Los Angeles and Las Vegas.

INDEMNIFICA TION:	Based on Landlord's Lease terms subject to review and acceptance by Tenant.

FINANCIAL CREDIT:
Tenant agrees to provide Landlord with all reasonable and necessary financial information required for Landlord to sufficiently evaluate its financial condition and Landlord conditions this proposal, among other things, upon satisfactory review of such information.

LEASING COMMISSION:
Landlord will pay Tenant's real estate broker, Odyssey Realty, Dave Sundaram, a leasing commission of $30,000. The commission will be deemed earned only upon mutual execution of the Lease and shall be paid as follows: I) 50% of the commission will be paid within 30 days of the Commencement Date, and 2) 50% of the commission will be paid within 30 days following the Rent Commencement Date.

PROPOSED LEASE TERMS

GAMING RESTRICTIONS:
Tenant acknowledges that Landlord's ownership of the Hotel is subject to a privileged gaming license and overlease with very stringent requirements. Further, Tenant acknowledges that it may be required to disclose to Landlord and/or its lender all ownership interests and all lenders or sources of financing. Should Landlord or Tenant be subject to any investigation, possible fine or penalty, or possible forfeiture of any privileges or licenses due to Tenant's operations, the individuals or entities which comprise the Tenant or any financial arrangements involving Tenant, upon written notice from Landlord, Tenant must cooperate with the investigation and, if a problem is identified, correct the problem or disassociate itself from the individual or entities giving rise to the issue, and if such does not occur to the satisfaction of the gaining authorities, Landlord shall have the right to immediately terminate the Lease without penalty.

CONFIDENTIALITY:	This proposal and all discussions related thereto shall be held in confidence in accordance with the attached confidentiality agreement.

TRAIN TRACK OVERPASS:
Tenant shall, if requested by Landlord, use its best efforts to assist Landlord in securing an easement right from Union Pacific Railroad, or such other applicable property owner(s), for use by Landlord to construct a pedestrian overpass above the train tracks. The easement shall connect an area adjacent to the Plaza Hotel and Symphony Park in a location mutually acceptable to Landlord and the City of Las Vegas.

PROPOSED LEASE TERMS

LANDLORD:	T-UPR, LLC

By: /s/ Kenneth Landfield
Name: Kenneth Landfield
Title: Vice President

Date: 10/4/2010

TENANT:	Las Vegas Railway Express, Inc. By: /s/ Michael Barron
Title: CEO
Date: 10/4/2010